Exhibit 99.1

iMetrik M2M and Monnit Corporation Partner to Provide the Machine-To-Machine Market a
Cellular Wireless Sensing Solution

-Cellular gateway eliminates development time and reduces installation to an absolute minimum-

SALT LAKE CITY – August 1, 2011 - iMetrik M2M (OTCBB:IMEK) (www.imetrikm2m.com) and Monnit Corporation (www.monnit.com ) announced today a partnership that will enable them to offer the Machine-To-Machine (M2M) market a plug-and-play, end-to-end, cellular enabled wireless sensing solution.

Using Monnit’s wireless sensors and iMonnit web application, and iMetrik’s M2M Cellular Gateway with global connectivity, users will benefit from a system that eliminates development time and reduces installation to an absolute minimum.

The system will comprise Monnit’s battery operated low-cost wireless sensors collecting information, transmitted wirelessly through the iMetrik M2M Cellular Gateway via the iMetrik global GSM network and iMonnit web application. Once installed, a user can access the sensor data, and monitor any asset from anywhere at anytime through a computer or smart phone with Internet access.

“This cellular gateway takes M2M to another level by creating the ultimate in machine-to-machine ease of deployment,” said Brad Walters, CEO of Monnit.  “Jointly, we have eliminated the barrier to entry for potential users, who up to now had to piece together solutions at great cost of time and money. With our joint product, the M2M market has a one stop shop for affordable, wireless sensor solutions. “

“Our association with Monnit will significantly speed up market penetration by providing a solution that the market has been looking for,” said Medhat Mahmoud, iMetrik M2M VP Technology and Strategy.  “Both companies have developed innovative technologies that complement each other. With Monnit’s aggressively priced products, strong sales and customer support, coupled with iMetrik M2M WAN/PAN Gateway and global GSM network, we are excited about our possibilities for the future”

For more information about Monnit and its wireless sensors, call (801) 561-5555 or visit, www.monnit.com.

Additional Resources:
Facebook:http://www.facebook.com/monnitsensors
Twitter:https://twitter.com/monnitsensors

About Monnit Corporation
Monnit is a leader in the design and manufacture of turnkey, self-installing, low cost wireless sensor solutions targeted at the commercial, industrial and consumer markets. Monnit’s sensing solutions are designed to be easily installed and used by anyone wanting to remotely monitor information and activities, including: access, presence of water, light, temperature, humidity, and vibration in or around structures, machinery, and various environments. For more information about Monnit visit, www.monnit.com.

PR Contact:
Brad Walters
(801) 561-5555
press@monnit.com

About iMetrik M2M Solutions Inc.
iMetrik M2M is a global solution provider of wireless services designed to control and manage the access and use of virtually any asset from “anywhere-to-anywhere” in the world.  This is the world of Machine-to-Machine or M2M, the Internet of Things. The iMetrik M2M Platform moves information and commands from the source directly to the desktop, helping develop new service offerings, enabling real-time control over assets and open up new markets.

Forward Looking Statements
The matters discussed herein, as well as in future oral and written statements by management of iMetrik M2M Solutions Inc. are forward-looking statements, and are based on current management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Contact:  IR :

Nada Guirguis
Tel:  +1-514-904-2333
Mobile:  +1-514-402-2538

Email: nada@imetrikm2m.com
740 W. Notre-Dame Ste 1555
Montreal, Qc Canada, H3C3X6
Phone:  +1-514-904-2333